Exhibit 12

                                                       KeySpan Corporation
                                                Computation of Earnings to Fixed Charges



                           Twelve Months        Twelve Months     Twelve Months     Nine Months     Twelve Months      Twelve Months
                             Ended                 Ended             Ended            Ended             Ended               Ended
                         December 31, 2001  December 31, 2000 December 31, 1999  December 31, 1998  December 31, 1998   December 31,
                                                                                                                            1997
                          -----------------  ----------------- -----------------  ----------------- -----------------  -------------
Earnings
   Net Income                        284,539          329,092          269,752        (196,074)              362,240        322,409
   Income Tax                        210,695          217,262          136,362         (59,800)              232,653        211,333
   Transaction income tax                  -                -                -      (99,700.00)                    -              -
   Interest Charges                  373,466          204,278          138,655         140,188               409,066        438,926
   Portion of Rentals
     Representing Interest            50,271           43,433           23,433           9,641                 3,309          3,390
   Adjustment Related to
     Equity Investments               (5,559)           1,497           (5,979)         (1,623)                   (5)           (22)
                               --------------  ---------------  -----------------------------------------------------   -----------

   Earnings Available to Cover       913,412          795,562          562,223        (207,368)            1,007,263        976,036
     Fixed Charges             ==============  ===============  =====================================================   ===========



Fixed Charges
   Interest Charges                  385,507          218,017          150,515         147,998               409,066        438,926
   Portion of Rentals
     Representing Interest            50,271           43,433           23,433           9,641                 3,309          3,390


                               --------------  ---------------  -----------------------------------------------------   -----------

                                     435,778          261,450          173,948         157,639               412,375        442,316
                               ==============  ===============  =====================================================   ===========
   Total Fixed Charges


Ratio of Earnings to Fixed              2.10             3.04             3.23           N/A                    2.44           2.21
  Charges                      ==============  ===============  =====================================================   ===========